Exhibit 99.1
LIVE OAK BANCSHARES, INC. REPORTS THIRD QUARTER 2022 RESULTS
Wilmington, NC, October 26, 2022 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported third quarter of 2022 net income of $42.9 million, or $0.96 per diluted share. The third quarter of 2022 included a pretax gain of $28.4 million related to the sale of the Company’s investment in Payrailz, LLC (“Payrailz”).
“Live Oak remains steadfastly dedicated to serving small business customers across our country with vital capital to create jobs, boost local economies and achieve more,” said Live Oak Bancshares Chairman and CEO James S. (Chip) Mahan III. “Once again this quarter, we recognized capital gains from a fintech investment, giving Live Oak more dry powder to further its mission to be America’s small business bank.”
Third Quarter 2022 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	3Q 2022	2Q 2022	Dollars	Percent	3Q 2021
Total revenue(1)	$141,610	$208,463	$(66,853)	(32)%	$103,011
Total noninterest expense	83,048	80,879	2,169	3	55,459
Income before taxes	44,393	122,317	(77,924)	(64)	43,233
Effective tax rate	3.4%	20.7%	n/a	n/a	21.7%
Net income	$42,868	$97,039	$(54,171)	(56)%	$33,839
Diluted earnings per share	0.96	2.16	(1.20)	(56)	0.76
Loan and lease production:
Loans and leases originated	$1,005,235	$959,635	$45,600	5%	$1,063,190
% Fully funded	54.0%	58.6%	n/a	n/a	55.1%
Total loans and leases:	$7,391,031	$7,059,943	$331,088	5%	$6,461,367
Total loans and leases, excluding PPP loans:	7,367,153	6,998,579	368,574	5	5,971,595
Total assets:	9,314,650	9,120,897	193,753	2	8,137,341
Total deposits:	8,404,909	8,155,744	249,165	3	6,816,613
(1)Total revenue consists of net interest income and total noninterest income.
Loans and Leases
As of September 30, 2022, the total loan and lease portfolio was $7.39 billion, 4.7% above its level at June 30, 2022, and 14.4% above its level a year ago. This growth was the product of strong origination volumes. Compared to the second quarter of 2022, loans and leases held for investment increased $993.2 million, or 16.9%, to $6.85 billion while loans held for sale decreased $662.1 million, or 55.2%, to $537.6 million. The decrease in loans held for sale was largely the result of a $754.7 million transfer of loans to held for investment classification, including $696.6 million in guaranteed loans, largely due to the impact of recent and anticipated future market conditions in a rising rate environment. Average loans and leases were $7.21 billion during the third quarter of 2022 compared to $6.93 billion during the second quarter of 2022. Excluding Paycheck Protection Program (“PPP”) loans, the total loan and lease portfolio increased by $368.6 million, or 5.3%, compared to June 30, 2022, and $1.40 billion, or 23.4%, compared to September 30, 2021.
The total loan and lease portfolio of $7.39 billion includes $23.9 million of PPP loans, net of deferred fees and costs, at September 30, 2022, which are carried at historical cost and classified as held for investment. The total loan and lease portfolio at September 30, 2022, and June 30, 2022 was comprised of 56.6% and 55.5% of unguaranteed loans and leases, respectively.

Loan and lease originations totaled $1.01 billion during the third quarter of 2022, an increase of $45.6 million, or 4.8%, from the second quarter of 2022. Loan and lease originations decreased $58.0 million, or 5.5%, from the third quarter of 2021.
Deposits
Total deposits increased to $8.40 billion at September 30, 2022, an increase of $249.2 million compared to June 30, 2022, and an increase of $1.59 billion compared to September 30, 2021. The increase in total deposits from the prior periods provides support for the growth in the loan and lease portfolio.
Average total interest-bearing deposits for the third quarter of 2022 increased $386.7 million, or 5.0%, to $8.09 billion, compared to $7.70 billion for the second quarter of 2022. The ratio of average total loans and leases to average interest-bearing deposits was 89.1% for the third quarter of 2022, compared to 89.9% for the second quarter of 2022.
Borrowings
Borrowings totaled $35.6 million at September 30, 2022, compared to $86.2 million and $575.0 million at June 30, 2022, and September 30, 2021, respectively. During the third quarter of 2022, the Company decreased borrowings by $50.6 million and $539.4 million as compared to June 30, 2022, and September 30, 2021, respectively, primarily by paying off the outstanding balance of the Federal Reserve’s Paycheck Protection Program Liquidity Facility by the end of September 2022.
Net Interest Income
Net interest income for the third quarter of 2022 increased to $83.9 million compared to $79.9 million for the second quarter of 2022 and $77.7 million for the third quarter of 2021.
The net interest margin for the third and second quarters of 2022 was 3.84% and 3.89%, respectively, a decrease of 5 basis points quarter over quarter. This decrease was due to recent interest rate increases where deposits are repricing more rapidly than the Company’s loan portfolio. During the third quarter of 2022, the average cost of interest-bearing liabilities increased by fifty-six basis points while the average yield on interest-earning assets increased by forty-eight basis points.
The increase in net interest income for the third quarter of 2022 compared to the third quarter of 2021 was driven by growth in the volume for the total loan and lease portfolio. Partially mitigating this increase was a decrease in the net interest margin arising from an increase in interest-bearing liabilities combined with average cost of funds outpacing the average yield on interest-earning assets.
Noninterest Income
Noninterest income for the third quarter of 2022 was $57.7 million, a decrease of $70.8 million compared to the second quarter of 2022 and an increase of $32.4 million, compared to the third quarter of 2021. The primary drivers in noninterest income changes are outlined below.
The largest driver of the decrease in noninterest income for the third quarter of 2022 as compared to the second quarter of 2022 arose from a decrease in equity method investment income of $89.9 million. This quarter over quarter decrease was due to the $120.5 million gain associated with Fiserv, Inc.’s acquisition of the Company’s ownership in Finxact, Inc. (“Finxact”) in the second quarter of 2022 being partially offset by the $28.4 million gain arising in the third quarter of 2022 associated with Jack Henry & Associates, Inc’s acquisition of the Company’s ownership in Payrailz. Correspondingly, the largest contributor to the increase in noninterest income for the third quarter of 2022 compared to the third quarter of 2021 was the Payrailz gain.
The loan servicing asset revaluation resulted in a loss of $1.3 million for the third quarter of 2022 compared to a $8.7 million loss for the second quarter of 2022 and a $5.9 million loss for the third quarter of 2021. The decrease in the loss on loan servicing asset revaluation for both periods was principally the result of positive movements in market pricing, particularly as it relates to variable products, during the third quarter of 2022.

Net gains on sales of loans for the third quarter of 2022 was $9.3 million, a $3.6 million increase compared to $5.6 million for the second quarter of 2022 and a $9.6 million decrease compared $18.9 million for the third quarter of 2021. During the second quarter of 2022, the Company significantly decreased loan sale volumes due to unusually weak market conditions. The increase in net gains on sales of loans over the second quarter of 2022 was largely the result of higher loan sale volumes combined with, to a lesser extent, signs of positive market trends for variable rate loans during the third quarter of 2022. The decrease in net gains on sales of loans compared to the third quarter of 2021 is the result of lower volume of loan sales combined with overall weaker market conditions compared to those experienced in the prior year. The average guaranteed gain on sale premium was 108%, 108% and 110% for the third quarter of 2022, second quarter of 2022 and third quarter of 2021, respectively. The volume of guaranteed loans sold was $148.1 million for the third quarter of 2022 compared to $68.8 million sold in the second quarter of 2022 and $201.9 million sold in the third quarter of 2021.
The net gain on loans accounted for under the fair value option totaled $4.4 million for the third quarter of 2022, a $8.9 million increase compared to the $4.5 million net loss for the second quarter of 2022 and a $5.5 million increase compared to the $1.0 million net loss for the third quarter of 2021. The increase in valuation of loans accounted for under the fair value option compared to both prior periods was largely the result of the above referenced signs of positive market pricing trends on variable rate loans combined with continued amortization of the portfolio of loans accounted for under the fair value option.
Noninterest Expense
Noninterest expense for the third quarter of 2022 totaled $83.0 million compared to $80.9 million for the second quarter of 2022 and $55.5 million for the third quarter of 2021. The primary drivers in noninterest expense changes are outlined below.
Salaries and employee benefits for the third quarter of 2022 decreased $2.8 million compared to the second quarter of 2022 and increased $15.3 million compared to the third quarter of 2021. Additional bonus accruals of $7.5 million and $3.0 million were included in both the second and third quarters of 2022 related to the earlier discussed Finxact and Payrailz gains, respectively. The decrease in salaries and employee benefits compared to the second quarter of 2022 was principally due to the decrease in additional bonus accruals while the increase over the third quarter of 2021 was largely the product of continued investment in human resources to support strategic and growth initiatives, including the $3.0 million additional bonus accrual discussed above.
Technology expenses increased $2.0 million compared to the second quarter of 2022 and $1.6 million compared to the third quarter of 2021. The increase for both periods was primarily related to enhanced investments in the Company’s technology resources.
During the third quarter of 2022, the Company incurred $7.6 million in impairment charges related to a new renewable energy tax credit investment. Investments of this type generate a return primarily through the realization of income tax credits and other benefits; accordingly, impairment of the investment amount is recognized in conjunction with the realization of related tax benefits. This investment generated a federal investment tax credit of $6.1 million which is included in the Company’s estimated annual effective tax rate. Investments of this nature are part of the Company’s ongoing initiative to promote renewable energy sources.
Contributions and donations for the third quarter of 2022 decreased $5.3 million compared to the second quarter of 2022. This decrease was related to a special charitable donation during the second quarter of 2022 of $5.0 million made in connection with the Finxact gain discussed earlier.
Asset Quality
During the third quarter of 2022, the Company recognized net charge-offs for loans carried at historical cost of $1.7 million compared to net charge-offs of $2.5 million in both the second quarter of 2022 and third quarter of 2021. Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021, was 0.12%, 0.19% and 0.21%, respectively.
Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $2.7 million and $3.6 million accounted for under the fair value option at September 30, 2022, and June 30, 2022, respectively, increased to $14.3 million, or 0.23% of loans and leases held for investment which are carried at historical cost, at September 30, 2022, compared to $12.0 million, or 0.22%, at June 30, 2022.

Provision for Loan and Lease Credit Losses
The provision for loan and lease credit losses for the third quarter of 2022 totaled $14.2 million compared to $5.3 million for the second quarter of 2022 and $4.3 million for the third quarter of 2021. The level of provision expense in the third quarter of 2022 was the result of loan growth, charge-off experience impacts, the above discussed loan reclassification from held for sale to held for investment and changes in the macroeconomic outlook.
The allowance for credit losses on loans and leases totaled $78.3 million at September 30, 2022, compared to $65.9 million at June 30, 2022. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.23% and 1.24% at September 30, 2022, and June 30, 2022, respectively.
Income Tax
Income tax expense and related effective tax rate was $1.5 million and 3.4% for the third quarter of 2022, $25.3 million and 20.7% for the second quarter of 2022 and $9.4 million and 21.7% for the third quarter of 2021, respectively. The lower level of income tax expense for the third quarter of 2022 compared to the second quarter of 2022 and third quarter of 2021 was primarily the result of higher than anticipated investment tax credits related to renewable energy investments, arising from the impacts of the passage of the Inflation Reduction Act of 2022 combined with higher than expected costs as a result of the ongoing inflationary environment.
Shareholders’ Equity
Total shareholders’ equity increased by $10.5 million, or 1.3%, during the third quarter of 2022. This increase was primarily due to $42.9 million in net income partially offset by $36.0 million of negative market impacts on the Company’s available-for-sale investment portfolio included in accumulated other comprehensive loss.
Conference Call
Live Oak will host a conference call to discuss the company's financial results and business outlook tomorrow, October 27, 2022, at 9:00 a.m. ET. To participate via telephone, please register in advance at this link: https://register.vevent.com/register/BI8691db015f994feb8d94d064927ef770. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. The call can also be accessed via a live audio webcast at http://investor.liveoakbank.com/. After the conference call, a replay will be available until November 3, 2022, at the same audio webcast link.

Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the Coronavirus Disease 2019 (COVID-19) pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; adverse results, including related fees and expenses, from pending or future lawsuits, government investigations or private actions; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.
Contacts:
William C. (BJ) Losch, III | CFO & Chief Banking Officer | Investor Relations | 910.765.9966
Claire Parker | SVP Corporate Communications | Media Relations | 910.597.1592

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					3Q 2022 Changes vs.
	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2022	3Q 2021
Interest income						%	%
Loans and fees on loans	$107,880	$94,157	$89,198	$88,577	$89,388	14.6	20.7
Investment securities, taxable	5,506	4,046	3,399	3,455	3,174	36.1	73.5
Other interest earning assets	2,448	1,044	185	171	224	134.5	992.9
Total interest income	115,834	99,247	92,782	92,203	92,786	16.7	24.8
Interest expense
Deposits	31,553	18,777	14,348	13,817	14,159	68.0	122.8
Borrowings	395	536	655	748	892	(26.3)	(55.7)
Total interest expense	31,948	19,313	15,003	14,565	15,051	65.4	112.3
Net interest income	83,886	79,934	77,779	77,638	77,735	4.9	7.9
Provision for loan and lease credit losses	14,169	5,267	1,836	3,918	4,319	169.0	228.1
Net interest income after provision for loan and lease credit losses	69,717	74,667	75,943	73,720	73,416	(6.6)	(5.0)
Noninterest income
Loan servicing revenue	6,230	6,477	6,356	6,289	6,278	(3.8)	(0.8)
Loan servicing asset revaluation	(1,324)	(8,668)	(1,569)	(4,160)	(5,878)	84.7	77.5
Net gains on sales of loans	9,275	5,630	20,977	20,257	18,860	64.7	(50.8)
Net gain (loss) on loans accounted for under the fair value option	4,420	(4,461)	516	(66)	(1,030)	199.1	529.1
Equity method investments income (loss)	29,136	119,056	(2,124)	2,969	(1,250)	(75.5)	2,430.9
Equity security investments gains (losses), net	876	1,655	(44)	218	176	(47.1)	397.7
Lease income	2,516	2,510	2,503	2,521	2,527	0.2	(0.4)
Management fee income	2,844	2,558	1,488	1,482	1,489	11.2	91.0
Other noninterest income	3,751	3,772	4,565	4,246	4,104	(0.6)	(8.6)
Total noninterest income	57,724	128,529	32,668	33,756	25,276	(55.1)	128.4
Noninterest expense
Salaries and employee benefits	43,479	46,276	38,507	32,464	28,202	(6.0)	54.2
Travel expense	2,372	2,358	1,897	1,782	1,819	0.6	30.4
Professional services expense	2,505	3,988	2,791	3,724	4,251	(37.2)	(41.1)
Advertising and marketing expense	2,621	2,301	1,729	1,844	1,631	13.9	60.7
Occupancy expense	2,519	2,773	2,327	2,045	2,042	(9.2)	23.4
Technology expense	7,770	5,762	6,053	6,489	6,150	34.8	26.3
Equipment expense	3,761	3,784	3,816	3,741	3,706	(0.6)	1.5
Other loan origination and maintenance expense	3,376	3,022	3,113	3,406	3,489	11.7	(3.2)
Renewable energy tax credit investment impairment	7,721	50	—	—	60	15,342.0	12,768.3
FDIC insurance	2,697	2,164	1,972	1,931	1,670	24.6	61.5
Contributions and donations	191	5,515	723	328	523	(96.5)	(63.5)
Other expense	4,036	2,886	2,786	1,944	1,916	39.8	110.6
Total noninterest expense	83,048	80,879	65,714	59,698	55,459	2.7	49.7
Income before taxes	44,393	122,317	42,897	47,778	43,233	(63.7)	2.7
Income tax expense	1,525	25,278	8,388	17,631	9,394	(94.0)	(83.8)
Net income	$42,868	$97,039	$34,509	$30,147	$33,839	(55.8)	26.7
Earnings per share
Basic	$0.97	$2.22	$0.79	$0.69	$0.78	(56.3)	24.4
Diluted	$0.96	$2.16	$0.76	$0.66	$0.76	(55.6)	26.3
Weighted average shares outstanding
Basic	43,914,920	43,824,707	43,701,943	43,492,172	43,329,889
Diluted	44,797,109	44,803,278	45,227,536	45,474,530	45,040,690

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended					3Q 2022 Change vs.
	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2022	3Q 2021
Assets						%	%
Cash and due from banks	$335,046	$580,493	$477,778	$187,203	$336,362	(42.3)	(0.4)
Federal funds sold	68,324	51,694	29,993	16,547	10,672	32.2	540.2
Certificates of deposit with other banks	4,250	4,250	4,250	4,750	6,000	—	(29.2)
Investment securities available-for-sale	1,005,372	927,968	844,577	906,052	861,377	8.3	16.7
Loans held for sale (1)	537,649	1,199,734	1,028,635	1,116,519	1,042,756	(55.2)	(48.4)
Loans and leases held for investment (2)	6,853,382	5,860,209	5,738,241	5,521,262	5,418,611	16.9	26.5
Allowance for credit losses on loans and leases	(78,291)	(65,863)	(63,058)	(63,584)	(59,681)	18.9	31.2
Net loans and leases	6,775,091	5,794,346	5,675,183	5,457,678	5,358,930	16.9	26.4
Premises and equipment, net	260,285	257,926	254,865	240,196	244,212	0.9	6.6
Foreclosed assets	1,178	191	198	620	883	516.8	33.4
Servicing assets	29,081	28,661	36,286	33,574	33,968	1.5	(14.4)
Other assets	298,374	275,634	268,201	250,254	242,181	8.3	23.2
Total assets	$9,314,650	$9,120,897	$8,619,966	$8,213,393	$8,137,341	2.1	14.5
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$170,336	$119,371	$86,342	$89,279	$77,026	42.7	121.1
Interest-bearing	8,234,573	8,036,373	7,550,821	7,022,765	6,739,587	2.5	22.2
Total deposits	8,404,909	8,155,744	7,637,163	7,112,044	6,816,613	3.1	23.3
Borrowings	35,616	86,209	196,911	318,289	575,021	(58.7)	(93.8)
Other liabilities	71,957	87,282	72,565	67,927	56,284	(17.6)	27.8
Total liabilities	8,512,482	8,329,235	7,906,639	7,498,260	7,447,918	2.2	14.3
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—	—	—
Class A common stock (voting)	325,632	320,924	315,607	310,970	304,085	1.5	7.1
Class B common stock (non-voting)	—	—	—	1,324	5,404	—	(100.0)
Retained earnings	571,778	530,021	434,226	400,893	371,869	7.9	53.8
Accumulated other comprehensive (loss) income	(95,242)	(59,283)	(36,506)	1,946	8,065	60.7	(1,280.9)
Total shareholders' equity	802,168	791,662	713,327	715,133	689,423	1.3	16.4
Total liabilities and shareholders’ equity	$9,314,650	$9,120,897	$8,619,966	$8,213,393	$8,137,341	2.1	14.5

(1)Includes $23.5 million, $25.1 million, $25.3 million and $27.4 million measured at fair value for the quarters ended June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, respectively.
(2)Includes $512.2 million, $530.6 million, $600.6 million, $645.2 million and $698.0 million measured at fair value for the quarters ended September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, respectively.

Live Oak Bancshares, Inc.
Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Nine Months Ended
	September 30, 2022	September 30, 2021
Interest income
Loans and fees on loans	$291,235	$259,161
Investment securities, taxable	12,951	9,078
Other interest earning assets	3,677	771
Total interest income	307,863	269,010
Interest expense
Deposits	64,678	45,923
Borrowings	1,586	3,940
Total interest expense	66,264	49,863
Net interest income	241,599	219,147
Provision for loan and lease credit losses	21,272	11,292
Net interest income after provision for loan and lease credit losses	220,327	207,855
Noninterest income
Loan servicing revenue	19,063	18,930
Loan servicing asset revaluation	(11,561)	(7,566)
Net gains on sales of loans	35,882	47,023
Net gain on loans accounted for under the fair value option	475	4,323
Equity method investments income (loss)	146,068	(4,685)
Equity security investments gains (losses), net	2,487	44,534
Lease income	7,529	7,742
Management fee income	6,890	4,896
Other noninterest income	12,088	11,247
Total noninterest income	218,921	126,444
Noninterest expense
Salaries and employee benefits	128,262	92,468
Travel expense	6,627	4,027
Professional services expense	9,284	11,411
Advertising and marketing expense	6,651	3,158
Occupancy expense	7,619	6,378
Technology expense	19,585	16,159
Equipment expense	11,361	11,128
Other loan origination and maintenance expense	9,511	10,123
Renewable energy tax credit investment impairment	7,771	3,187
FDIC insurance	6,833	5,139
Contributions and donations	6,429	2,003
Other expense	9,708	6,108
Total noninterest expense	229,641	171,289
Income before taxes	209,607	163,010
Income tax expense	35,191	26,162
Net income	$174,416	$136,848
Earnings per share
Basic	$3.98	$3.18
Diluted	$3.88	$3.05
Weighted average shares outstanding
Basic	43,814,648	43,061,642
Diluted	44,943,432	44,936,014

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Income Statement Data
Net income	$42,868	$97,039	$34,509	$30,147	$33,839
Per Common Share
Net income, diluted	$0.96	$2.16	$0.76	$0.66	$0.76
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	18.24	18.05	16.29	16.39	15.89
Tangible book value (1)	18.15	17.97	16.20	16.31	15.80
Performance Ratios
Return on average assets (annualized)	1.86%	4.40%	1.65%	1.47%	1.64%
Return on average equity (annualized)	20.79	46.14	18.94	16.80	19.67
Net interest margin	3.84	3.89	4.02	4.02	3.99
Efficiency ratio (1)	58.65	38.80	59.50	53.59	53.84
Noninterest income to total revenue	40.76	61.66	29.58	30.30	24.54
Selected Loan Metrics
Loans and leases originated	$1,005,235	$959,635	$865,063	$1,083,623	$1,063,190
Outstanding balance of sold loans serviced	3,345,907	3,329,616	3,381,883	3,298,828	3,212,271
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (3)	1.23%	1.24%	1.23%	1.30%	1.26%
Net charge-offs (3)	$1,741	$2,462	$2,362	$15	$2,485
Net charge-offs to average loans and leases held for investment (2) (3)	0.12%	0.19%	0.19%	—%	0.21%

Nonperforming loans and leases at historical cost (3)
Unguaranteed	$14,334	$11,974	$19,475	$15,987	$20,450
Guaranteed	45,730	33,794	32,828	26,546	28,888
Total	60,064	45,768	52,303	42,533	49,338
Unguaranteed nonperforming historical cost loans and leases, to loans and leases held for investment (3)	0.23%	0.22%	0.38%	0.33%	0.43%

Nonperforming loans at fair value (4)
Unguaranteed	$2,736	$3,615	$4,451	$4,791	$6,303
Guaranteed	25,169	27,895	30,850	33,471	36,708
Total	27,905	31,510	35,301	38,262	43,011
Unguaranteed nonperforming fair value loans to loans held for investment (4)	0.53%	0.68%	0.74%	0.74%	0.90%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	13.16%	13.14%	12.10%	12.38%	12.56%
Tier 1 leverage capital (to average assets)	9.49	9.44	8.87	8.87	8.82
Notes to Quarterly Selected Financial Data
(1)See accompanying GAAP to Non-GAAP Reconciliation.
(2)Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.
(3)Loans and leases at historical cost only (excludes loans measured at fair value).
(4)Loans accounted for under the fair value option only (excludes loans and leases carried at historical cost).

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three Months Ended September 30, 2022			Three Months Ended June 30, 2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-earning balances in other banks	$225,959	$1,375	2.41%	$328,014	$848	1.04%
Federal funds sold	187,014	1,073	2.28	78,216	196	1.01
Investment securities	1,040,076	5,506	2.10	915,106	4,046	1.77
Loans held for sale	1,000,912	16,156	6.40	1,119,094	15,969	5.72
Loans and leases held for investment(1)	6,208,447	91,724	5.86	5,805,907	78,188	5.40
Total interest-earning assets	8,662,408	115,834	5.31	8,246,337	99,247	4.83
Less: Allowance for credit losses on loans and leases	(65,511)			(62,566)
Noninterest-earning assets	598,220			644,495
Total assets	$9,195,117			$8,828,266
Interest-bearing liabilities:
Savings	$4,009,928	$16,775	1.66%	$3,894,177	$7,538	0.78%
Money market accounts	100,074	72	0.29	93,072	56	0.24
Certificates of deposit	3,978,793	14,706	1.47	3,714,882	11,183	1.21
Total deposits	8,088,795	31,553	1.55	7,702,131	18,777	0.98
Borrowings	63,207	395	2.48	132,969	536	1.62
Total interest-bearing liabilities	8,152,002	31,948	1.55	7,835,100	19,313	0.99
Noninterest-bearing deposits	133,676			96,123
Noninterest-bearing liabilities	84,597			55,725
Shareholders' equity	824,842			841,318
Total liabilities and shareholders' equity	$9,195,117			$8,828,266
Net interest income and interest rate spread		$83,886	3.76%		$79,934	3.84%
Net interest margin			3.84			3.89
Ratio of average interest-earning assets to average interest-bearing liabilities			106.26%			105.25%
(1)Average loan and lease balances include non-accruing loans and leases.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Total shareholders’ equity	$802,168	$791,662	$713,327	$715,133	$689,423
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,912	1,950	1,988	2,026	2,065
Tangible shareholders’ equity (a)	$798,459	$787,915	$709,542	$711,310	$685,561
Shares outstanding (c)	43,981,350	43,854,011	43,787,660	43,619,070	43,381,014
Total assets	$9,314,650	$9,120,897	$8,619,966	$8,213,393	$8,137,341
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,912	1,950	1,988	2,026	2,065
Tangible assets (b)	$9,310,941	$9,117,150	$8,616,181	$8,209,570	$8,133,479
Tangible shareholders’ equity to tangible assets (a/b)	8.58%	8.64%	8.23%	8.66%	8.43%
Tangible book value per share (a/c)	$18.15	$17.97	$16.20	$16.31	$15.80
Efficiency ratio:
Noninterest expense (d)	$83,048	$80,879	$65,714	$59,698	$55,459
Net interest income	83,886	79,934	77,779	77,638	77,735
Noninterest income	57,724	128,529	32,668	33,756	25,276
Total revenue (e)	$141,610	$208,463	$110,447	$111,394	$103,011
Efficiency ratio (d/e)	58.65%	38.80%	59.50%	53.59%	53.84%
This press release presents the non-GAAP financial measures. The adjustments to reconcile from the non-GAAP financial measures to the applicable GAAP financial measure are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.